Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-120318, 33-93170, 33-93174, 33-93168, 33-93164, 33-93172 and 33-93162 on Form S-8 of Alliance One International, Inc., of our report on the consolidated financial statements of Standard Commercial Corporation and subsidiaries dated June 14, 2004 (December 3, 2004 as to the impact of restating the Italian operation as discontinued operation to conform to SFAS No. 144 discussed on Note 2) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, on April 1, 2002, the adoption of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on March 31, 2002, and the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on April 1, 2001 and the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections) appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of Alliance One International, Inc., filed June 2, 2005.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

May 31, 2005